Exhibit 99.2

Parsec Capital Acquisition Corp. Announces Closing of $86.3 Million Initial Public Offering, Including Full Exercise of Underwriters’ Over-Allotment Option

Lewisville, TX, Oct. 08, 2021 (GLOBE NEWSWIRE) — Parsec Capital Acquisition Corp. (NASDAQ: PCXCU) (the “Company”) announced today that it closed its initial public offering of 8,625,000 units at an offering price of $10.00 per unit. This includes the exercise in full by the underwriters of their over-allotment option to purchase up to an additional 1,125,000 units. Each unit consists of one of the Company’s shares of Class A common stock and one redeemable warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.

The units are listed on The NASDAQ Global Market (“NASDAQ”) and began trading under the ticker symbol “PCXCU” on October 6, 2021. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “PCX” and “PCXCW,” respectively.

EF Hutton, division of Benchmark Investments, LLC, is acting as sole book running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 5, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Parsec Capital Acquisition Corp.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the space economy, transportation and technology adjacent industries.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact

Parsec Capital Acquisitions Corp.

320 W. Main Street

Lewisville, TX 75057

Attn: Patricia Trompeter

Chief Executive Officer

ptrompeter@parsecacquisition.com

(203) 524-6524